Mail Stop 3561


								March 13, 2006


Mr. L.S. Smith
Chairman of the Board and Chief Executive Officer
DGSE Companies, Inc.
2817 Forest Lane
Dallas, Texas 75234


		RE:	DGSE Companies, Inc.
			Forms 10-K and 10-K/A for Fiscal Year Ended
December
31, 2004
			Filed April 15, 2005 and February 2, 2006
Forms 10-Q and 10-Q/A for Fiscal Quarters Ended March 31, 2005,
June
30, 2005, and September 30, 2005
File No. 1-11048

Dear Mr. Smith:


We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,


								George F. Ohsiek, Jr.
								Branch Chief

??

??

??

??


March 13, 2006
Page 1